Exhibit 21.1

Subsidiaries of the Registrant

Wholly-owned subsidiary of the Registrant:
First Federal Savings and Loan Association, a federally-chartered savings association originally chartered in 1919
                                  -Page 128-
Wholly owned subsidiary of First Federal Savings and Loan Association:
FFS Investments, Inc.,
Incorporated in Illinois in 1994